Exhibit XV
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                                                               EXECUTION VERSION







                              INVESTMENT AGREEMENT
                                  BY AND AMONG
                      TRUMP HOTELS & CASINO RESORTS, INC.,
                  TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.
                                       and
                                 DONALD J. TRUMP

                          DATED AS OF JANUARY 25, 2005



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I      DEFINITIONS; INTERPRETATION.....................................2

  Section 1.1  Definitions.....................................................2
  Section 1.2  Interpretation.................................................10

ARTICLE II     INVESTMENT.....................................................10

  Section 2.1  Reverse Stock Split; Common Shares.............................10
  Section 2.2  Exchange of Old Class B Common Stock...........................11
  Section 2.3  Issuance of Class A Partnership Interests......................11
  Section 2.4  Issuance of Class B Partnership Interests and Warrant..........11

ARTICLE III    CLOSING........................................................12

  Section 3.1  Closing........................................................12
  Section 3.2  Closing Deliveries.............................................12

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF COMPANY AND PARTNERSHIP......15

  Section 4.1  Organization...................................................15
  Section 4.2  Authority; No Conflict; Required Filings and Consents..........16

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF INVESTOR.....................17

  Section 5.1  Authority......................................................17
  Section 5.2  No Conflict....................................................17
  Section 5.3  Investment Representations.....................................18
  Section 5.4  Sufficient Funds...............................................18

ARTICLE VI     COVENANTS......................................................19

  Section 6.1  Certain Notices................................................19
  Section 6.2  Governmental Approvals.........................................19
  Section 6.3  Hart-Scott-Rodino Filing.......................................20
  Section 6.4  World's Fair Consents..........................................20
  Section 6.5  Restructuring; Bankruptcy......................................21
  Section 6.6  Releases.......................................................21
  Section 6.7  Publicity......................................................22
  Section 6.8  Listing........................................................22
  Section 6.9  Amended and Restated Organizational Documents..................22
  Section 6.10 Board Representation...........................................22
  Section 6.11 Director and Officer Indemnification...........................23
  Section 6.12 Further Assurances and Actions.................................24
  Section 6.13 Changes to Transaction Documents...............................24
  Section 6.14 Affiliate Transactions.........................................24
  Section 6.15 Set Off........................................................24

ARTICLE VII    CONDITIONS TO CLOSING..........................................24

  Section 7.1  Conditions to Each Party's Obligation to Effect the
               Closing........................................................24

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  Section 7.2  Additional Conditions to Obligations of the Company
               and the Partnership............................................25
  Section 7.3  Additional Conditions to Obligations of the Investor...........26

ARTICLE VIII   TERMINATION....................................................28

  Section 8.1  Termination....................................................28
  Section 8.2  Effect of Termination..........................................29
  Section 8.3  Fees and Expenses..............................................30

ARTICLE IX     MISCELLANEOUS..................................................30

  Section 9.1  Non-Survival...................................................30
  Section 9.2  Notices........................................................30
  Section 9.3  Counterparts...................................................31
  Section 9.4  Headings.......................................................31
  Section 9.5  Amendment......................................................32
  Section 9.6  Extension; Waiver..............................................32
  Section 9.7  Severability...................................................32
  Section 9.8  Entire Agreement; No Third Party Beneficiaries.................32
  Section 9.9  Governing Law..................................................32
  Section 9.10 Assignment; Successors.........................................32
  Section 9.11 Election of Remedies...........................................32
  Section 9.12 Submission to Jurisdiction.....................................33


EXHIBITS:
---------

Exhibit A      Certain Charter Provisions
Exhibit B      THCR Debt Restructure - DJT Tax Points
Exhibit C      Form of Amended Trademark License Agreement
Exhibit D      Form of Amended Trademark Security Agreement
Exhibit E      Company Subsidiaries
Exhibit F      Form of Miss Universe Assignment Agreement
Exhibit G      Form of Right of First Offer Agreement
Exhibit H      Form of Services Agreement
Exhibit I      Form of Voting Agreement
Exhibit J      Form of Warrant
Exhibit K      Form of World's Fair Assignment Agreement


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                              INVESTMENT AGREEMENT

     INVESTMENT AGREEMENT, dated as of January 25, 2005 (this "Agreement"), by and among Trump Hotels & Casino Resorts, Inc., a Delaware corporation, Trump Hotels & Casino Resorts Holding, L.P., a Delaware limited partnership (the "Partnership"), and Donald J. Trump (the "Investor").

                                R E C I T A L S:

     WHEREAS, the Company (as hereinafter defined) is the sole general partner of the Partnership;

     WHEREAS, the Investor (directly and through certain of the Investor's controlled Affiliates (as hereinafter defined)) beneficially owns 9,960,887 issued and outstanding shares (the "Present Shares") of common stock, par value $0.01 per share, of the Company;

     WHEREAS, the Investor owns TCH 2nd Priority Notes (as hereinafter defined) in the aggregate principal amount of $16,366,686 (the "Investor Notes"), and the interest that shall be due on the Investor Notes is referred to herein as the "Accrued Interest";

     WHEREAS, on November 21, 2004, the Debtors (as hereinafter defined) commenced the Bankruptcy Case (as hereinafter defined);

     WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), the Investor and/or one or more Affiliates of the Investor will make an equity investment (the "Investment") in the Partnership consisting of (i) a cash investment of $55,000,000 (the "Cash Amount"), (ii) the exchange and cancellation of the Investor Notes and (iii) the written waiver (the "Investor Waiver") by the Investor (for the Investor and on behalf of the Investor's controlled Affiliates) of the Investor's (and any such controlled Affiliates') right to receive the Accrued Interest in respect of the Investor Notes, pursuant to which the Partnership will (and the Restructured Company (as hereinafter defined) will cause the Partnership to) issue Class A Partnership Interests (as hereinafter defined) to the Investor;

     WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, in consideration of the Investor entering (and/or causing one or more Affiliates of the Investor to enter) into the Amended Agreements (as hereinafter defined) and consummating (and/or causing any such Affiliates to consummate) the transactions contemplated hereby, the Partnership will (and the Restructured Company will cause the Company to) issue Class B Partnership Interests (as hereinafter defined), and the Company will issue the Warrant (as hereinafter defined), to the Investor and/or one or more Affiliates of the Investor;

     WHEREAS, the Class A Partnership Interests will be exchangeable for shares of common stock, par value $0.01 per share (the "Common Stock"), of the Restructured Company, and the Class B Partnership Interests will be exchangeable for shares of Common Stock and/or cash in an amount equal to the fair market value of such shares of Common Stock, as provided in the Amended Exchange Rights Agreement and the Amended Partnership Agreement (as each such term is hereinafter defined);

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     WHEREAS, in connection with, and as a condition to the consummation of the transactions contemplated hereby, the Company and certain Company Subsidiaries (as hereinafter defined) have undertaken, under Chapter 11 of the Bankruptcy Code (as hereinafter defined) and pursuant to the Bankruptcy Plan (as hereinafter defined), the Restructuring (as hereinafter defined), the terms of which are set forth on Exhibit A (the "Term Sheet") to that certain Restructuring Support Agreement, dated as of October 20, 2004 (the "Restructuring Support Agreement"), by and among the Company, the Investor, the Noteholders (as defined in the Restructuring Support Agreement) and the other parties thereto;

     WHEREAS, the Special Committee of the Board of Directors of the Company (the "Board of Directors") and the Board of Directors have duly approved and authorized this Agreement and the transactions contemplated hereby; and

     WHEREAS, pursuant to the Restructuring Support Agreement, the Investor has agreed to support the commencement of the Bankruptcy Case (as hereinafter defined) by the Debtors (as hereinafter defined), confirmation by the Bankruptcy Court of the Bankruptcy Plan, approval by the Bankruptcy Court of the Disclosure Statement (as hereinafter defined) and approval by the Bankruptcy Court of this Agreement and the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                           DEFINITIONS; INTERPRETATION

     Section 1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     "Accrued Interest" shall have the meaning set forth in the recitals hereto.

     "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this definition, except as otherwise provided herein, TCI shall be deemed an Affiliate of the Investor even if the Investor has transferred the outstanding equity interests of TCI held thereby as of the date hereof to another Person who is not an Affiliate of the Investor.

     "Agreement" shall have the meaning set forth in the preamble hereto.


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     "Amended Agreements" shall mean, collectively, the Amended Exchange Rights
Agreement, the Amended Partnership Agreement and the Amended Trademark License Agreement.

     "Amended and Restated Bylaws" shall mean the second amended and restated bylaws of the Restructured Company, containing such terms and in such form as shall be mutually agreed upon by the Company and the Investor.

     "Amended and Restated Certificate of Incorporation" shall mean the second amended and restated certificate of incorporation of the Restructured Company, containing or reflecting the terms set forth in Exhibit A attached hereto and such other terms and in such form as shall be mutually agreed upon by the Company and the Investor.

     "Amended Exchange Rights Agreement" shall mean the Third Amended and Restated Exchange and Registration Rights Agreement to be entered into by and among the Company, the Investor and TCI on the Closing Date, containing such terms and in such form as shall be mutually agreed upon by the Company and the Investor.

     "Amended Partnership Agreement" shall mean the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into by and among the Investor, TCI, Merger Sub and the Restructured Company on the Closing Date, containing or reflecting the terms set forth in Exhibit B attached hereto and such other terms and in such form as shall be mutually agreed upon by the Company and the Investor.

     "Amended Trademark License Agreement" shall mean the Amended and Restated Trademark License Agreement to be entered into by and between the Investor, the Partnership and the Restructured Company on the Closing Date, substantially in the form attached hereto as Exhibit C.

     "Amended Trademark Security Agreement" shall mean the Amended and Restated Trademark Security Agreement to be entered into by and between the Investor and the Partnership on the Closing Date, substantially in the form attached hereto as Exhibit D.

     "Bankruptcy Case" shall mean the chapter 11 cases of the Debtors pending in the Bankruptcy Court, which are being jointly administered under case numbers 04-46898 through 04-46925 (JHW).

     "Bankruptcy Code" shall mean title 11 of the United States Code, 11 U.S.C. ss.101, et seq., as now in effect or hereafter amended.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of New Jersey and, to the extent that there is no reference pursuant to section 157 of title 28 of the United States Code, the United States District Court for the District of New Jersey.

     "Bankruptcy Exceptions" shall have the meaning set forth in Section 4.2(a) hereof.


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     "Bankruptcy Plan" shall mean the plan or plans of reorganization with respect to the Company and the Company Subsidiaries (including the terms of and steps necessary to effectuate the Restructuring as set forth in the Term Sheet and otherwise in form and substance reasonably acceptable to the Investor), and as may be modified, amended or supplemented from time to time, in each case with the approval of the Investor (which approval shall not be unreasonably withheld), together with any and all Contracts, schedules, exhibits, certificates, orders and other documents and instruments prepared in connection therewith.

     "Board of Directors" shall have the meaning set forth in the recitals hereto.

     "Business Day" shall mean any day other than a Saturday or Sunday which is not a day on which banking institutions in New York City are authorized or obligated by Law or executive order to close.

     "Capitalization Table" shall have the meaning set forth in Section 3.2(a)(xxi) hereof.

     "Cash Amount" shall have the meaning set forth in the recitals hereto.

     "Class A Partnership Interests" shall have the meaning set forth in the Amended Partnership Agreement.

     "Class B Exchange" shall mean the exchange of each outstanding share of Old Class B Common Stock for one share of New Class B Common Stock.

     "Class B Partnership Interests" shall have the meaning set forth in the Amended Partnership Agreement.

     "Closing" shall have the meaning set forth in Section 3.1 hereof.

     "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

     "Common Shares" shall mean 23,880 shares of Common Stock (excluding any shares of Common Stock issued to the Investor or any of his Affiliates pursuant to the TCI 2 Merger); provided that the number of Common Shares held by the Investor immediately following the Stock Split shall be adjusted so that such number of Common Shares represents 0.06% of the shares of Common Stock issued and outstanding immediately after the consummation of the Closing on a Fully Diluted Basis.

     "Common Stock" shall have the meaning set forth in the recitals hereto.

     "Company" shall mean Trump Hotels & Casino Resorts, Inc., a Delaware corporation, until the consummation of the Restructuring, and the Restructured Company.

     "Company Entities" shall mean, collectively, the Company and each Company Subsidiary.


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     "Company Gaming Facilities" shall mean, collectively, (a) the Trump Taj
Mahal Casino Resort, (b) the Trump Plaza Hotel and Casino, (c) the Trump Marina Hotel Casino, and (d) the Trump Indiana Casino Hotel.

     "Company Material Adverse Effect" shall mean, with respect to any one or more changes, events or effects, a material adverse effect on the business, assets, financial condition or results of operations of (a) the Company and the Company Subsidiaries, taken as a whole, (b) the Trump Taj Mahal Casino Resort,
(c) the Trump Marina Hotel Casino, or (d) the Trump Plaza Hotel and Casino, in each case except for any such change, event or effect resulting from, arising out of or related to (i) changes in or affecting (A) the gaming industry generally in the United States, or (B) the United States economy or financial markets as a whole, or (ii) the taking of any action in furtherance of and not inconsistent with this Agreement or the Restructuring or expressly consented to by the Investor; provided, however, that any event, circumstance, condition, fact, effect or other matter that would otherwise constitute a Company Material Adverse Effect shall not constitute a Company Material Adverse Effect if the material adverse effect thereof shall cease to exist or be of any effect as of the consummation of the Bankruptcy Plan.

     "Company Subsidiary" shall mean any Subsidiary of the set forth on Exhibit E attached hereto.

     "Confirmation Order" shall mean the order in a form and substance reasonably acceptable to the Investor entered by the Bankruptcy Court in the Bankruptcy Case confirming the Bankruptcy Plan pursuant to Section 1129 of the Bankruptcy Code.

     "Contract" shall mean, with respect to any Person, any agreement, arrangement or obligation, whether written or oral, including any commitment, mortgage, instrument, indenture, note, bond, loan, guarantee, lease, sublease, license, contract, deed of trust, option agreement, right of first refusal, security agreement, development agreement, operating agreement, management agreement, service agreement, partnership agreement, joint venture agreement, limited liability agreement, put/call arrangement, purchase, or sale or merger agreement, in each case that is binding on such Person under applicable Law, including any amendments or modifications thereto and restatements thereof.

     "D&O Indemnified Parties" shall have the meaning set forth in Section 6.11(a) hereof.

     "Debtors" shall have the meaning set forth in the Bankruptcy Plan.

     "Disclosure Statement" shall mean the written disclosure statement filed by the Company and certain Company Subsidiaries in connection with the Bankruptcy Plan in the Bankruptcy Case, as approved by the Bankruptcy Court pursuant to
Section 1125 of the Bankruptcy Code, as may be amended, modified or supplemented from time to time.

     "Encumbrance" shall mean, with respect to any asset, security or property, any security interest, pledge, mortgage, deed of trust, lien (including environmental and Tax liens), charge, encumbrance, adverse claim, restriction on use or option, in each case, in respect of such


                                      -5-

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asset, security or property; provided, that, with respect to securities,
"Encumbrances" shall exclude limitations on transfer imposed by Gaming Laws.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Existing Security Agreement" shall mean that certain Trademark Security Agreement, dated as of June 12, 1995, as amended, between the Investor and the Company.

     "Existing Trademark License Agreement" shall mean that certain Trademark License Agreement, dated as of June 12, 1995, as amended, between the Investor and the Company.

     "Five Board Members" shall have the meaning set forth in Section 6.10 hereof.

     "Fully Diluted Basis" shall mean, at any given time, on a fully diluted basis, assuming the full conversion, exercise and exchange (as applicable) of all then outstanding options, warrants and other rights to acquire shares of Common Stock (other than shares of Common Stock reserved for issuance under any employee or management stock option or incentive plan or program adopted by the Board of Directors of the Restructured Company).

     "Gaming Activities" shall mean the business of owning, operating or managing a casino or similar gaming facility in which the principal business activity is the taking or receiving of bets or wagers upon the results of games of chance or skill.

     "Gaming Authority" shall mean any Governmental Entity that is directly responsible for the licensing or granting of permit authority for, or otherwise exercises direct legal or regulatory oversight with respect to, Gaming Activities conducted in the United States, including (a) the New Jersey Casino Control Commission, (b) the New Jersey Division of Gaming Enforcement, (c) the Indiana Gaming Commission and (d) the National Indian Gaming Commission.

     "Gaming Law" shall mean any Law governing or regulating Gaming Activities, including, without limitation, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Indiana Riverboat Gambling Act (as set forth at Indiana Code 4-33) and the rules and regulations promulgated thereunder, the Indiana Gaming Control Act and the rules and regulations promulgated thereunder and the Indian Gaming Regulatory Act and the rules and regulations promulgated thereunder.

     "Gaming License" shall mean any Governmental Approval required in order to conduct Gaming Activities under any Gaming Law issued by any Gaming Authority.

     "Governmental Approvals" shall mean, with respect to any Person, all Gaming Licenses, Liquor Licenses and any other permit, license, certificate, franchise, concession, finding of suitability, exemption, entitlement, approval, consent, ratification, permission, clearance, confirmation, waiver, certification, filing, designation, rating, registration, qualification, authorization or order that is issued or granted to such Person by any Governmental Entity in connection with the operation of such Person's business.


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     "Governmental Entity" shall mean any foreign, domestic or supranational governmental (executive, legislative or judicial), tribal, administrative, regulatory, police, military or taxing authority.

     "Governmental Order" shall mean any order, writ, judgment, stay, injunction, decree or award entered by or with any Governmental Entity.

     "HSR Act" shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Investment" shall have the meaning set forth in the recitals hereto.

     "Investor" shall have the meaning set forth in the preamble hereto.

     "Investor Board Members" shall have the meaning set forth in Section 6.10 hereof.

     "Investor Notes" shall have the meaning set forth in the recitals hereto.

     "Investor Waiver" shall have the meaning set forth in the recitals hereto.

     "Laws" shall mean all laws, statutes, ordinances, decrees, rules, regulations, orders, injunctions or judgments of the United States, any foreign country or any domestic or foreign state, county, city, province or other political subdivision or of any Governmental Entity, including, without limitation, Gaming Laws.

     "Liquor Licenses" shall mean all those certain "off sale," "portable bar" and other alcoholic beverage licenses issued by any Governmental Entity or Gaming Authority pursuant to which the sale of alcoholic beverages is permitted in the restaurants, bars, function rooms and guest rooms of hotels or related properties (including casino, gambling or gaming facilities such as the Company Gaming Facilities).

     "Maximum D&O Premium" shall have the meaning set forth in Section 6.11(b) hereof.

     "Merger Sub" shall mean a Delaware limited liability company that is wholly owned by the Company.

     "Miss Universe Assignment Agreement" shall mean the Assignment and Assumption Agreement with respect to the Partnership's limited and general partnership interests in Miss Universe L.P., LLLP, a Delaware limited liability limited partnership, to be entered into by and between the Partnership, the Investor and TPI on the Closing Date, substantially in the form attached hereto as Exhibit F.

     "Mutual Board Member" shall have the meaning set forth in Section 6.10 hereof.

     "New Class B Common Stock" shall mean the Class B Common Stock, par value $0.01 per share, of the Restructured Company.


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     "Notifying Party" shall have the meaning set forth in Section 6.2(c)
hereof.

     "NYSE" shall mean the New York Stock Exchange.

     "Old Class B Common Stock" shall mean the Class B Common Stock, par value $0.01 per share, of the Company prior to the consummation of the Restructuring.

     "Partnership" shall have the meaning set forth in the preamble hereto.

     "Partnership Interests" shall mean the Class A Partnership Interests and the Class B Partnership Interests, collectively.

     "Person" shall mean a natural person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, business association, unincorporated association, joint venture, Governmental Entity or other entity or organization.

     "Present Shares" shall have the meaning set forth in the recitals hereto.

     "Restructured Company" shall mean the Company from and after the consummation of the Restructuring.

     "Restructuring Support Agreement" shall have the meaning set forth in the recitals hereto.

     "Right of First Offer Agreement" shall mean the Right of First Offer Agreement to be entered into by and among the Trump Organization, the Partnership and the Restructured Company on the Closing Date, substantially in the form attached hereto as Exhibit G.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

     "Services Agreement" shall mean the Services Agreement to be entered into by and between the Restructured Company, the Partnership and the Investor on the Closing Date, substantially in the form attached hereto as Exhibit H.

     "Stock Split" shall have the meaning set forth in Section 2.1 hereof.

     "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, business association or other Person of which such Person owns, directly or indirectly, rights with respect to, securities or other interests having the power to elect a majority of such Person's board of directors or analogous or similar governing body of such Person.

     "TCF" shall mean Trump Casino Funding, Inc., a Delaware corporation.


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     "TCH" shall mean Trump Casino Holdings, LLC, a Delaware limited liability company.

     "TCH 2nd Priority Notes" shall mean the 17 5/8% Second Priority Mortgage Notes due 2010 of TCH and TCF.

     "TCI" shall mean Trump Casinos, Inc., a New Jersey corporation.

     "TCI 2" shall mean Trump Casinos II, Inc., a Delaware corporation.

     "TCI 2 Merger" shall mean the merger of TCI 2 with and into Merger Sub, with Merger Sub as the entity surviving such merger, pursuant to an Agreement and Plan of Merger containing such terms and in such form as shall be mutually agreed upon by the Company and the Investor.

     "Term Sheet" shall have the meaning set forth in the recitals hereto.

     "TPA" shall mean Trump Plaza Associates, a New Jersey general partnership beneficially wholly owned by the Company.

     "TPI" shall mean Trump Pageants, Inc., a New York corporation.

     "Transaction Documents" shall mean, collectively, this Agreement, the Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, the Voting Agreement, the Warrant, the Services Agreement, the Amended Partnership Agreement, the Amended Exchange Rights Agreement, the Amended Trademark License Agreement, the Amended Trademark Security Agreement, the Right of First Offer Agreement, the Miss Universe Assignment Agreement and the World's Fair Assignment Agreement.

     "Trump Organization" shall mean, The Trump Organization LLC, a New York limited liability company.

     "Voting Agreement" shall mean the Voting Agreement to be entered into by and among the Restructured Company and the Investor on the Closing Date, substantially in the form attached hereto as Exhibit I.

     "Warrant" shall mean a warrant, substantially in the form attached hereto as Exhibit J, exercisable until the tenth anniversary of the Closing Date, to purchase, for an exercise price of $21.90 per share, 1,446,706 shares of Common Stock; provided that the number of shares of Common Stock issuable upon exercise of the Warrant shall be adjusted so that such number of issuable shares represents 3.5% of the shares of Common Stock issued and outstanding immediately after the consummation of the Closing on a Fully Diluted Basis.

     "World's Fair Assignment Agreement" shall mean the Assignment and Assumption Agreement with respect to TPA's fee interest in the World's Fair Site to be entered into by and between TPA and the Investor on the Closing Date, substantially in the form attached hereto as Exhibit K.


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


     "World's Fair Site" shall have the meaning set forth in the Word's Fair Assignment Agreement.

     Section 1.2 Interpretation.

     (a) When a reference is made in this Agreement to a section, article, paragraph, exhibit or schedule, such reference shall be to a section, article, paragraph, exhibit or schedule of this Agreement, unless otherwise clearly indicated to the contrary.

     (b) Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

     (e) A reference to any party to this Agreement or any other agreement or documents shall include such party's successors and permitted assigns.

     (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

     (g) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any such party by virtue of the authorship of any provisions of this Agreement.

     (h) For the purposes of this Agreement, all shares of Common Stock or Partnership Interests to be owned by the Investor as of immediately after the Closing, as provided herein, shall include all shares of Common Stock and Partnership Interests owned by TCI (whether or not TCI is then owned by the Investor), unless TCI is then directly or indirectly owned by the Company or any of its Affiliates, in which case such shares of Common Stock and Partnership Interests owned by TCI shall not be deemed to be owned by the Investor.

                                   ARTICLE II

                                   INVESTMENT

     Section 2.1 Reverse Stock Split; Common Shares. At or immediately prior to the Closing, the Company shall effect a reverse stock split (the "Stock Split") pursuant to which each


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


1,000 shares of Common Stock then outstanding shall be consolidated into one share of Common Stock (subject to adjustment for fractional shares, as provided in the Bankruptcy Plan), without the need for any further corporate or other action or deed under any applicable law, regulation, order or rule, as a result of, and immediately after, which Stock Split (taking into consideration the issuances hereunder) the Investor shall beneficially own the Common Shares, free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement).

     Section 2.2 Exchange of Old Class B Common Stock. At or immediately prior to the Closing, the Company shall effect the Class B Exchange such that each share of Old Class B Common Stock beneficially owned by the Investor or his Affiliates shall be exchanged for one share of New Class B Common Stock, free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement).

     Section 2.3 Issuance of Class A Partnership Interests.

     (a) On and subject to the terms and conditions contained in this Agreement, at the Closing, in exchange for the consummation of the Investment by the Investor and/or one or more Affiliates of the Investor, the Partnership shall (and the Restructured Company shall cause the Partnership to) issue to the Investor and/or such Affiliates, free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement), Class A Partnership Interests exchangeable for 4,811,580 shares of Common Stock; provided that the number of shares of Common Stock issuable upon exchange of such Partnership Interests shall be adjusted so that such number of issuable shares represents, assuming the conversion of such shares into Common Stock, 11.64% of the shares of Common Stock issued and outstanding immediately after the consummation of the Closing on a Fully Diluted Basis.

     (b) The consummation of the Investment pursuant to Section 2.3(a) hereof shall be effected at the Closing by the Investor and/or one or more Affiliates of the Investor by (i) the delivery to the Partnership of the Investor Notes,
(ii) the delivery of the Investor Waiver and (iii) wire transfer of immediately available funds in an amount equal to the Cash Amount to an account or accounts designated by the Partnership at least three (3) Business Days prior to the Closing Date.

     Section 2.4 Issuance of Class B Partnership Interests and Warrant. On and subject to the terms and conditions contained in this Agreement, at the Closing, in consideration of the Investor entering (and/or causing one or more Affiliates of the Investor to enter) into the Amended Agreements and consummating (and/or causing any such Affiliates to consummate) the transactions contemplated hereby:
(a) the Partnership shall (and the Restructured Company shall cause the Partnership to) issue to the Investor (and/or any such Affiliates, as determined by the Investor in the Investor's sole discretion), free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement) Class B Partnership Interests exchangeable for 4,554,197 shares of Common Stock or an amount in cash equal to the aggregate fair market value of such shares (as provided in the Amended Exchange Rights Agreement and the Amended Partnership

Agreement); provided that the number of shares of Common Stock issuable upon exchange of such Partnership Interests shall be adjusted so that such number of issuable shares represents 11.02% of the shares of Common Stock issued and outstanding immediately after the consummation of the Closing on a Fully Diluted Basis (it being understood that the amount of cash payable by the Company upon exchange of such Class B Partnership Interests shall also be adjusted to an amount equal to the aggregate fair market value of such shares of Common Stock representing 11.02% of the shares of Common Stock issued and outstanding immediately after the consummation of the Closing on a Fully Diluted Basis); and
(b) the Restructured Company shall issue to the Investor the Warrant, free and clear of any and all Encumbrances (other than any Encumbrances specifically set forth in the Amended Agreements, the Services Agreement and the Voting Agreement).

                                   ARTICLE III

                                     CLOSING

     Section 3.1 Closing. The closing (the "Closing") of the transactions contemplated hereby, shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, at a date (the "Closing Date") and time to be mutually agreed upon by the Company and the Investor, which Closing Date shall occur within three (3) Business Days following the satisfaction (or waiver by the Company or the Investor, as applicable) of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

     Section 3.2 Closing Deliveries.

     (a) The Company will deliver, or cause to be delivered, to the Investor on the Closing Date:

          (i) a copy of the Amended and Restated Certificate of Incorporation, certified as of the date of the Closing by the Secretary of State of the State of Delaware;

          (ii) a copy of the Amended and Restated Bylaws, duly adopted by the Board of Directors;

          (iii) a certificate or certificates representing the Common Shares to be issued to the Investor and/or one or more Affiliates of the Investor at the Closing hereunder;

          (iv) evidence reasonably acceptable to the Investor of the constitution of the Board of Directors (effective as of the Closing) as provided in Section 6.10 hereof;

          (v) good standing certificates (or equivalents thereof) for each of the Company and the Partnership, each issued by the Secretary of State of the State of Delaware and of such other applicable jurisdictions where the Company or the Partnership, as applicable, is qualified or licensed to do business or own, lease or operate property making such qualification or licensing necessary, and dated as of a date within three (3) Business Days prior to the Closing Date;

          (vi) the certificate required to be delivered pursuant to Section 7.3(c) hereof;

          (vii) an executed cross-receipt for the Cash Amount, the Investor Notes and the Investor Waiver;

          (viii) a certified copy of the Confirmation Order;

          (ix) a certified copy of the docket in the Bankruptcy Case evidencing that, as of the Closing Date, the Confirmation Order has not been stayed, revised or vacated, or modified in a manner which is inconsistent with the terms of this Agreement;

          (x) evidence reasonably acceptable to the Investor of the issuance of the Partnership Interests to be issued to the Investor and/or one or more Affiliates of the Investor at the Closing hereunder;

          (xi) a counterpart of the Services Agreement, duly executed by the Company, the Partnership and Trump Atlantic City Associates, a New Jersey general partnership;

          (xii) an executed assignment of the Existing Trademark License Agreement to the Partnership and a counterpart of the Amended Trademark License Agreement, duly executed by the Company and the Partnership;

          (xiii) a counterpart of the Amended Exchange Rights Agreement, duly executed by the Company, the Partnership and each other party thereto (other than the Investor and TCI);

          (xiv) a counterpart of the Amended Partnership Agreement, duly executed by the Company, the Partnership and Merger Sub;

          (xv) a counterpart of the Right of First Offer Agreement, duly executed by the Company and the Partnership;

          (xvi) a counterpart of the Voting Agreement, duly executed by the Company;

          (xvii) a counterpart of the Warrant, duly executed by the Company;

          (xviii) a counterpart of the Miss Universe Assignment Agreement, duly executed by the Partnership;

          (xix) a counterpart of the World's Fair Assignment Agreement, duly executed by TPA, the Company and the Partnership;

          (xx) an executed assignment of the Existing Trademark Security Agreement to the Partnership and a counterpart of the Amended Trademark Security Agreement, duly executed by the Partnership;

          (xxi) a table (the "Capitalization Table") containing the complete pro forma capitalization of the Company and the Partnership at the Closing (after giving effect thereto), which Capitalization Table shall be consistent with the Term Sheet; and

          (xxii) such other previously undelivered documents reasonably requested by the Investor to be delivered by the Company and/or the Partnership to the Investor at or prior to the Closing in connection with this Agreement or the other Transaction Documents to which the Company or the Partnership is a party.

     (b) The Investor will deliver, or cause to be delivered, to the Company (for itself and, as applicable, on behalf of the Partnership) on the Closing
Date:

          (i) the Cash Amount, the Investor Notes and the Investor Waiver in accordance with Section 2.3(b) hereof;

          (ii) the certificate required to be delivered pursuant to Section 7.2(c) hereof;

          (iii) an executed cross receipt with respect to the Common Shares, Partnership Interests and Warrant to be issued to the Investor and/or one or more Affiliates of the Investor (as applicable) at the Closing hereunder;

          (iv) a counterpart of the Services Agreement, duly executed by the Investor;

          (v) a counterpart of the Amended Trademark License Agreement, duly executed by the Investor;

          (vi) a counterpart of the Amended Exchange Rights Agreement, duly executed by the Investor and TCI (to the extent that the Investor is then the sole shareholder thereof);

          (vii) a counterpart of the Amended Partnership Agreement, duly executed by the Investor and TCI (to the extent that the Investor is then the sole shareholder thereof);

          (viii) a counterpart of the Right of First Offer Agreement, duly executed by the Trump Organization;

          (ix) a counterpart of the Voting Agreement, duly executed by the Investor and/or any of the Investor's controlled Affiliates that are parties thereto;

          (x) a counterpart of the Miss Universe Assignment Agreement, duly executed by the Investor and TPI;

          (xi) a counterpart of the World's Fair Assignment Agreement, duly executed by the Investor and/or any of the Investor's controlled Affiliates that are parties thereto;

          (xii) a counterpart of the Amended Trademark Security Agreement, duly executed by the Investor; and

          (xiii) such other previously undelivered documents reasonably requested by the Company to be delivered by the Investor to the Company at or prior to the Closing in connection with this Agreement or the other Transaction Documents to which the Investor is a party.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF COMPANY AND PARTNERSHIP

     Except as set forth herein, the Company and the Partnership hereby jointly and severally represent and warrant to the Investor as follows:

     Section 4.1 Organization.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently being conducted. The Company is duly qualified or licensed to do business and is in good standing, in each jurisdiction in which the property owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently being conducted. The Partnership is duly qualified or licensed to do business and is in good standing, in each jurisdiction in which the property owned, leased or operated by the Company or the nature of the business conducted by the Partnership makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (c) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate, limited liability, partnership or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation or other business entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 4.2 Authority; No Conflict; Required Filings and Consents.

     (a) Each of the Company and the Partnership has the requisite corporate or organizational power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby to be consummated by it. The execution and delivery of this Agreement by each of the Company and the Partnership has been, and each of the other Transaction Documents to which it is a party will prior to the Closing be, duly authorized by the requisite corporate or organizational action of the Company and the Partnership. This Agreement has been, and each of the other Transaction Documents to which the Company or the Partnership is a party, when executed and delivered by it, will be duly authorized and validly executed and delivered thereby, and this Agreement constitutes, and each of the other Transaction Documents to which the Company or the Partnership is a party, when executed and delivered by it (assuming this Agreement and the other Transaction Documents to which it is a party constitute the valid and binding obligations of the other parties hereto and thereto) will constitute, a valid and binding obligation of the Company or the Partnership (as applicable), enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity) (collectively, the "Bankruptcy Exceptions").

     (b) The execution and delivery of this Agreement by the Company and the Partnership, and the performance by any of them of the other Transaction Documents to which it is a party, will not, (i) conflict with, violate or breach any provision of the certificate of incorporation or bylaws or other organizational document of any Company Entity or the Partnership, (ii) assuming that (x) as of the Effective Date (as defined in the Bankruptcy Plan), upon the consummation of the transactions contemplated thereby, no individual Noteholder will beneficially own a majority of the then outstanding shares of capital stock of the Company and (y) the reduction of the Investor's current beneficial ownership of the outstanding capital stock of the Company as a result of the transactions contemplated by the Bankruptcy Plan (including the consummation of the transactions contemplated by this Agreement) will not be deemed a change of control of any Company Entity, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which any Company Entity or the Partnership is a party or by which any of them or any of their properties or assets may be bound (subject to the Bankruptcy Exceptions), or
(iii) assuming that all Governmental Approvals and other matters referred to in
Section 4.2(c) hereof have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Governmental Approval applicable to the Company Entities or the Partnership or any of their respective properties or assets, except in the cases of the foregoing clauses (ii) and
(iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such consent or waiver which would not (A) individually or in the aggregate, have a Company Material Adverse Effect or (B) prevent or materially delay the Closing.

     (c) No Governmental Approvals or notice to, declaration or filing with, or waiver from any other Person is required by or of the Company Entities or the Partnership in connection with the execution, delivery or performance by the Company Entities and the Partnership of this Agreement or any of the other Transaction Documents to which any of them is a party nor the consummation of the transactions contemplated hereby and thereby, except (i) the filing of the premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports under the Securities Act or the Exchange Act as may be required in connection with this Agreement and the other Transaction Documents,
(iii) the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law, (iv) applicable filings, if any, with the NYSE, including filings in connection with the listing of shares and name change of the Company, (v) the Gaming Licenses and other Governmental Approvals related to, or arising out of, compliance with Gaming Laws, (vi) Governmental Approvals as may be required under applicable state securities Laws or "Blue Sky" laws,
(vii) the Confirmation Order, (viii) other Governmental Approvals reasonably necessary to own, lease or operate the properties of the Company Entities and to carry on the business of the Company Entities as currently conducted, and (ix) such other consents, Governmental Approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Closing.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

     Except as set forth herein, the Investor hereby represents and warrants to the Company and the Partnership as follows:

     Section 5.1 Authority. The Investor has the requisite power and authority to enter into this Agreement and each of the other Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby to be consummated by the Investor. This Agreement has been, and each of the other Transaction Documents to which the Investor is a party when executed and delivered by the Investor will be, duly and validly executed and delivered by the Investor, and this Agreement constitutes, and each of the other Transaction Documents to which the Investor is a party, when executed and delivered by the Investor (assuming this Agreement and the other Transaction Documents to which the Investor is a party constitute the valid and binding obligations of the other parties hereto and thereto), will constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exceptions.

     Section 5.2 No Conflict. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the other Transaction Documents to which he is a party will not, (a) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which the Investor is a party or is bound or to which the Investor's properties or assets are bound, or (b) conflict with or violate any Law or Governmental Approval applicable to the Investor or the Investor's respective properties or assets, except in each case for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses, failure to obtain any such consent or waiver that would materially adversely effect the Investor's ability to perform his obligations under this Agreement or the other Transaction Documents to which the Investor is a party.

     Section 5.3 Investment Representations.

     (a) The Investor understands that the Common Shares, the Partnership Interests and the Warrant issued hereunder or issuable under the Exchange Agreement have not been registered under the Securities Act, or any state or foreign securities act and are being issued to the Investor by reason of specific exemptions under the provisions thereof that depend in part upon the representations and warranties made by the Investor in this Section 5.3.

     (b) The Investor understands that the Common Shares, the Partnership Interests and the Warrant issued hereunder are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that the Investor may dispose of the Common Shares, the Partnership Interests and the Warrant issued hereunder only pursuant to an effective registration statement under the Securities Act or an exemption from such registration, if available.

     (c) The Investor is acquiring the Common Shares, the Partnership Interests and the Warrant issued hereunder for investment only and not with a view to, or in connection with, any resale or distribution of any of the Common Shares, the Partnership Interests or the Warrant issued hereunder.

     (d) The Investor is an "accredited investor" as such term is defined in Rule 501 under Regulation D promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Common Shares, the Partnership Interests and the Warrant issued hereunder.

     (e) The Investor has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Common Shares, the Partnership Interests and the Warrant issued hereunder and he is able financially to bear the risks thereof.

     (f) The Investor has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's executive officers. The Investor has also had an opportunity to ask questions and receive answers from the executive officers of the Company concerning the terms and conditions of the offering of the Common Shares, the Partnership Interests and the Warrant issued hereunder and to obtain the information he believes necessary or appropriate to evaluate the suitability of an investment in the Common Shares, the Partnership Interests and the Warrant issued hereunder.

     Section 5.4 Sufficient Funds. On the Closing Date, the Investor will have sufficient funds to pay the Cash Amount at the Closing as provided herein.

                                   ARTICLE VI

                                    COVENANTS

     Section 6.1 Certain Notices. Subject to compliance with applicable Law, from the date hereof until earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, the Partnership and the Investor shall confer on a regular basis with each other to report on the general status of the ongoing operations of the Company and the Partnership, and each of the Company, the Partnership and the Investor shall notify the other parties hereto of (a) the occurrence, or failure to occur, of any event or circumstance, which occurrence or failure to occur would be reasonably likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (ii) any condition set forth in Article VII hereof to be unsatisfied in any material respect as of the date by which such condition must be satisfied hereunder, (iii) any Company Material Adverse Effect, (iv) a material adverse effect on the Investor's ability to perform his obligations under this Agreement or the other Transaction Documents to which the Investor is a party, or (b) any failure by the Company, the Partnership or the Investor, as the case may be, or (as applicable) of any officer, director (or Person in a similar position), employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which notice shall be given by the Company, the Partnership or the Investor, as the case may be, reasonably promptly after it acquires knowledge of any such occurrence or failure described in the foregoing sentence. Nothing contained in this Section 6.1 shall prevent any of the parties hereto from giving such notice, using such efforts or taking any action to cure or curing any such event or circumstance. No notice given pursuant to this Section 6.1 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein and shall not limit or otherwise affect the remedies available hereunder.

     Section 6.2 Governmental Approvals.

     (a) The parties hereto acknowledge that this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby are subject to the review and approval of the applicable Gaming Authorities and the Bankruptcy Court.

     (b) Subject to the terms and conditions of this Agreement, each of the Company, the Partnership and the Investor agrees to use its commercially reasonable efforts to (and, with respect to the Gaming Laws and antitrust Laws, if applicable, use their commercially reasonable efforts to cause their respective directors (or Persons in similar positions) and officers to): (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, (ii) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities (including Governmental Approvals) as are necessary for consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iii) prepare, submit and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all requisite Governmental Approvals, and (iv) comply with the terms and conditions of all such Governmental Approvals.

     (c) Each of the Company, the Partnership and the Investor and their respective officers and directors (or Persons in similar positions) shall use their commercially reasonable efforts to file, and in any event shall file within ten (10) days after the date hereof, all required initial applications and documents under applicable Gaming Laws in connection with the Transaction Documents and the transactions contemplated thereby, and shall act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith. Subject to the proviso of the ultimate sentence of this
Section 6.2(c), each of the Company, the Partnership and the Investor, to the extent reasonably practicable, will consult the others on, subject to applicable Laws relating to the exchange of information (including the Gaming Laws), all the information relating to the Company Entities, the Partnership or the Investor, as the case may be, and any of their respective directors (or Persons in similar positions), officers, stockholders and Affiliates that appear in any filing made with, or written materials submitted to, any third Person or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each party hereto (the "Notifying Party") shall notify the other parties hereto promptly of the receipt of material comments or material requests from Governmental Entities relating to Governmental Approvals, and shall supply the other parties with copies of all material correspondence between the Notifying Party or any of its agents or representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that none of the Company Entities or the Partnership, on the one hand, or the Investor, on the other hand, shall be required to supply the other with copies of communications relating to the personal applications of individual applicants except for evidence of such filing.

     (d) Each of the Company Entities, the Partnership and the Investor shall promptly notify the other parties hereto upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to reasonably believe that there is a reasonable likelihood that the conditions to Closing set forth in Section 7.1(b) or (c) hereof shall not be satisfied at or prior to the Closing.

     Section 6.3 Hart-Scott-Rodino Filing. The Company, the Partnership and the Investor shall use their respective commercially reasonable efforts to (a) comply with the requirements of the HSR Act, to the extent applicable to the transactions contemplated by this Agreement, and (b) make their required filings thereunder as promptly as reasonably practicable (but in no event later than twenty (20) Business Days following the date hereof). Each party hereto agrees to use its commercially reasonable efforts to satisfy any requests for additional information imposed under the HSR Act in connection with the transactions contemplated hereby as soon as practicable and, if requested by any party, to request early termination of any applicable waiting period.

     Section 6.4 World's Fair Consents.

     (a) Each of the Company Entities, the Partnership and the Investor shall use its commercially reasonable efforts to obtain prior to the Closing all consents from third parties, other than Governmental Approvals (which, except as otherwise provided in Section 6.4(b) hereof, are governed by Section 6.2 hereof), required (if any) in connection with the consummation of the transactions contemplated by the World's Fair Assignment Agreement.

     (b) The parties hereto hereby acknowledge that the site plan approval with respect to the former World's Fair Casino includes, among other things, casino bus access (i) through Florida and Bellevue Avenues south of Pacific Avenue, and
(ii) over and across a portion of the World's Fair Site located between Florida, Bellevue and Pacific Avenues and the Boardwalk in Atlantic City, New Jersey. In connection therewith (A) the City of Atlantic City prohibited on-street parking on Bellevue Avenue to allow for such bus access, and (B) the aforementioned site plan approval was conditioned upon TPA providing a certain number of surface parking space rights to the residents of Bellevue Avenue. Should the Investor notify the Company of its election to seek to modify or terminate the aforementioned site plan approval, the Company shall, and shall cause the Partnership and TPA to, use good faith commercially reasonable efforts to cooperate with the Investor in connection therewith, including, without limitation, by joining with the Investor or his designee in filing any documentation required in connection therewith. For the avoidance of doubt, the provisions of this Section 6.4(b) shall expressly survive the Closing.

     Section 6.5 Restructuring; Bankruptcy.

     (a) The Company shall, and shall cause each Company Subsidiary, in coordination with the Investor, to use its commercially reasonable efforts to undertake the steps of the Restructuring, the material steps of which are set forth in the Term Sheet and the material terms of which shall be contained and/or authorized in the Bankruptcy Plan such that the complete pro forma capitalization of the Company and the Partnership at the Closing (after giving effect thereto) shall be as set forth in the Capitalization Table (the "Restructuring") in all material respects.

     (b) Each of the Company Entities shall provide the Investor with copies of all material motions, orders, applications and supporting papers and notices prepared by any of the Company Entities (including without limitation, forms of orders and notices to interested parties) that materially relate to the Bankruptcy Case at least one (1) Business Day prior to their being filed with the Bankruptcy Court and shall consult as often as reasonably practicable with the Investor prior to taking any significant action with respect to the Restructuring, including the Bankruptcy Case. The Investor understands and agrees that the form and substance of any such motions, orders, applications and supporting papers shall be made by the Company in its reasonable discretion; provided, however, that the Company shall consider in good faith all comments and suggestions relating thereto made by the Investor.

     (c) Each of the Company Entities shall give reasonable advance notice, and provide appropriate opportunity for a hearing to parties entitled thereto (including the Investor), of all material motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby, including in connection with the entering of the Confirmation Order or otherwise.

     Section 6.6 Releases. The Company shall obtain, and the Investor shall support the Company obtaining, a Confirmation Order providing (in form and manner reasonably satisfactory to the Investor) that, among other things, the Investor and his Affiliates shall be released from any and all Claims (as defined in the Bankruptcy Plan), obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the obligations under this Agreement of any such Person who is a party hereto), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Closing Date in any way related to any of the Company Entities, its business, its governance, its securities disclosure practices, the purchase or sale of any of its equity or debt securities or any other ownership interests, and the transactions contemplated by this Agreement or the Restructuring.

     Section 6.7 Publicity. The Investor and the Company shall consult with each other before issuing and provide each other the opportunity to review and comment upon any press release or other public statement with respect to this Agreement and any of the transactions contemplated hereby and shall not issue, directly or indirectly, any such press release or make, directly or indirectly, any such public statement prior to such consultation and prior to considering in good faith any such comments, except (a) as may be reasonably required by applicable Law or (b) in connection with the Company complying with its obligations under the rules of the NYSE.

     Section 6.8 Listing. Prior to the Closing, the Company shall, at the reasonable request of the Investor, prepare and submit to the NYSE, in consultation with the Investor, a listing application covering the re-listing of the Common Stock. The Company shall use its commercially reasonable efforts to cause the Common Stock to be approved for listing on the NYSE, subject to official notice of issuance.

     Section 6.9 Amended and Restated Organizational Documents. The Company shall, prior to the Closing, use its commercially reasonable efforts to take, or cause to be taken, all action to cause the Amended and Restated Certificate of Incorporation to be the certificate of incorporation of the Company at the Closing. The Company shall, prior to the Closing, use its commercially reasonable efforts to take, or cause to be taken, all action to cause the Amended and Restated Bylaws to be the bylaws of the Company at the Closing. The Confirmation Order and the Bankruptcy Plan shall approve the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and shall direct and authorize the Company to file each with the Secretary of State for the State of Delaware. The Company shall, and shall cause the Partnership (in its capacity as the general partner of the Partnership) and Merger Sub, and the Investor shall, and shall cause TCI and TCI 2 (in each case, in his capacity as, and to the extent that he is then, the sole shareholder thereof), to amend the Partnership Agreement so that on the Closing Date the Amended Partnership Agreement will be in full force and effect.

     Section 6.10 Board Representation. In connection with the Bankruptcy Plan and the Company's efforts to cause the condition set forth in Section 7.3(d) to be satisfied, at the Closing, the Board of Directors shall be comprised of nine
(9) individuals, of whom five (5) individuals shall be acceptable to the TAC Noteholders (as defined in the Restructuring Support Agreement) consistent with the terms of the Bankruptcy Plan (the "Five Board Members"), three (3) individuals shall be designated by the Investor consistent with the terms of the

Bankruptcy Plan (the "Investor Board Member") and one (1) individual shall be mutually agreed upon by the Investor and the Company and who shall be acceptable to the TAC Noteholders consistent with the terms of the Bankruptcy Plan (the "Mutual Board Member"). The Company agrees to use its commercially reasonable efforts, subject to requirements of applicable Law, to satisfy its obligations under the rules of the NYSE and its obligations under applicable Contracts to which it is a party or is otherwise bound, to ensure that the Board of Directors, at the Closing, will consist of the Five Board Members, the Investor Board Member and the Mutual Board Member. Following the Closing, subject to applicable Laws (including the rules and regulations of the NYSE), the composition of the Board of Directors shall be as determined by, and shall be consistent with, the Voting Agreement.

     Section 6.11 Director and Officer Indemnification.

     (a) From and after the Closing, the Company agrees to indemnify and hold harmless each present and former director (and Persons in similar positions) and officer of the Company and the Company Subsidiaries (the "D&O Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring prior to, at or after the Closing, to the fullest extent that the Company would be permitted under its certificate of incorporation and by-laws, any applicable Bankruptcy Laws and any indemnification agreements or arrangements in effect on the date hereof to indemnify such D&O Indemnified Party subject to applicable Law. From and after the Closing, the indemnification obligations set forth in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party.

     (b) For a period of six (6) years after the Closing, the Company agrees to maintain in effect a directors' and officers' liability insurance policy covering those persons and officer positions that are currently covered by the Company's directors' and officers' liability insurance policy with coverage in the aggregate amount of $50,000,000 and scope at least as favorable as the Company's existing coverage, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that in no event shall the Company be required to expend to maintain insurance coverage pursuant to this Section 6.11(b) an amount per annum in excess of 200% of the current annual premium paid by the Company for such insurance coverage (the "Maximum D&O Premium"); provided, further, that, if the cost of such coverage exceeds the Maximum D&O Premium, the maximum amount of coverage that shall be required to be purchased or maintained shall be such amount that may be purchased or maintained for the Maximum D&O Premium.

     (c) In the event that the Company or any of its respective, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Company will assume the obligations thereof set forth in this Section 6.11.

     (d) The provisions of this Section 6.11 are intended to be, and shall be, in addition to the rights otherwise available to the current officers and directors of the Company and the Company Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on the Company and its respective successors and assigns.

     Section 6.12 Further Assurances and Actions. Subject to the terms and conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents and to satisfy all of the conditions to the obligations applicable to such party.

     Section 6.13 Changes to Transaction Documents. Each of the Company, the Partnership and the Investor agrees that no change or amendment will be made to, or in respect of, the terms of any Transaction Document or any form of any Transaction Document prior to the Closing Date without each such party's consent (with respect to any such Transaction Document to which such party is not a party).

     Section 6.14 Affiliate Transactions. Except as otherwise specifically contemplated by this Agreement or the Bankruptcy Plan, without the prior written consent of the Investor, neither the Company nor the Partnership shall enter into, effect or otherwise consummate any transaction with any other Person (other than any Company Entity or the Investor and his controlled Affiliates) that is, or after giving effect to such transaction would become an, Affiliate of the Company or the Partnership on terms less favorable to the Company or the Partnership than those that would otherwise be obtained in a substantially similar arms-length transaction with a Person that is not an Affiliate of the Company or the Partnership.

     Section 6.15 Set Off. Notwithstanding anything in the Bankruptcy Plan to the contrary, the Company and the Partnership (for themselves and on behalf of all of the Debtors) hereby agree to waive any right of set off, whether such right arises under section 553 of the Bankruptcy Code or applicable non-bankruptcy law, against any Allowed Claim (as each such term is defined in the Bankruptcy Plan) of the Investor.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of each party to this Agreement to effect the Closing shall be subject to the satisfaction or waiver by each party (as applicable), on or prior to the Closing Date, of the following conditions:

     (a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law that is in effect and that has the effect of making the Closing illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that, in the case of a decree, injunction or other order, each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered.

     (b) Governmental Approvals. All material Governmental Approvals required to consummate the transactions contemplated hereby, and all other Governmental Approvals necessary in order for the Company Entities to conduct their businesses following the Closing in all material respects in the manner such businesses were conducted prior to the date hereof, shall have been obtained and remain in full force and effect, and no Governmental Approval in effect that is applicable to any Company Entity or the Partnership shall contain any conditions, limitations or restrictions that would prevent the Company Entities or the Partnership from conducting their respective businesses immediately after the Closing in all material respects in the manner such businesses were conducted prior to the date hereof.

     (c) HSR Waiting Period. Any waiting period (or any extension thereof) under the HSR Act and the antitrust or competition laws of any other jurisdiction applicable to this Agreement and the transactions contemplated hereby shall have expired or shall have been terminated.

     Section 7.2 Additional Conditions to Obligations of the Company and the Partnership. The obligations of the Company and the Partnership to effect the Closing shall be subject to the satisfaction of each of the following conditions prior to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by the Company:

     (a) Investor Representations and Warranties. The representations and warranties of the Investor contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date), except if such failure(s) to be true and correct would not have a material adverse effect on the Investor's ability to perform his obligations under this Agreement or the other Transaction Documents to which the Investor is a party.

     (b) Performance of Obligations of the Investor. The Investor shall have, in all material respects, performed, satisfied and complied with all of his, and shall have caused TCI and TCI 2 (in each case, in his capacity as, and to the extent that he is then, the sole shareholder thereof) and the Trump Organization to, in all material respects, perform, satisfy and comply with their respective, covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by him or it on or prior to the Closing Date.

     (c) Investor Certificate. The Investor shall have delivered to the Company a certificate dated as of the Closing Date and signed by the Investor to the effect that the conditions set forth in Sections 7.2(a) and (b) hereof have been satisfied.

     (d) Bankruptcy Case. The Bankruptcy Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order without material modifications (to which the Investor has not consented) and the Confirmation Order shall have become final and non-appealable.

     (e) Services Agreement. The Services Agreement shall be in full force and effect and the Investor shall not be in breach thereof.

     (f) Amended Trademark License Agreement. The Amended Trademark License Agreement shall be in full force and effect and the Investor shall not be in breach thereof.

     (g) Amended Exchange Rights Agreement. The Amended Exchange Rights Agreement shall be in full force and effect and neither the Investor nor TCI shall be in breach thereof.

     (h) Amended Partnership Agreement. The Amended Partnership Agreement shall be in full force and effect and neither the Investor nor TCI shall be in breach thereof.

     (i) Right of First Offer Agreement. The Right of First Offer Agreement shall be in full force and effect and the Trump Organization shall not be in breach thereof.

     (j) Voting Agreement. The Voting Agreement shall be in full force and effect and neither the Investor nor any of his controlled Affiliates that are parties thereto shall be in breach thereof.

     (k) Closing Deliveries. The Investor shall have delivered, or caused to be delivered, to the Company all items required pursuant to Section 3.2(b) hereof.

     Section 7.3 Additional Conditions to Obligations of the Investor. The obligations of the Investor to effect the Closing shall be subject to the satisfaction of each of the following conditions prior to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), any of which may be waived in writing exclusively by the Investor:

     (a) Company and Partnership Representations and Warranties. The representations and warranties of the Company and the Partnership contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made at and as of such date (or, in the case of representations and warranties made as of a specific date, as of such date), except if such failure(s) to be true and correct would not have a Company Material Adverse Effect.

     (b) Performance of Company and Partnership Obligations. Each of the Company and the Partnership shall have, in all material respects, performed, satisfied and complied with all of its, and the Company shall have caused each of the Company Entities to, in all material respects, perform, satisfy and comply with all of their respective, covenants and agreements set forth in this Agreement and the Bankruptcy Plan to be performed, satisfied and complied with by it on or prior to the Closing Date.

     (c) Company Certificate. The Company shall have delivered to the Investor an officer's certificate dated as of the Closing Date and signed on behalf of the Company and the Partnership by a duly authorized officer to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

     (d) Board of Directors. The Board of Directors shall have been constituted (effective as of the Closing) as provided in Section 6.10 hereof.

     (e) Bankruptcy Case. (i) The Bankruptcy Plan (including, without limitation, the terms and conditions of the New Notes Indenture and the New Notes (as each such term is defined in the Bankruptcy Plan), each of which shall be in conformity with the applicable provisions of Exhibit B attached hereto), in form and substance reasonably satisfactory to the Investor, shall have been approved by the Bankruptcy Court pursuant to the Confirmation Order, (ii) the Confirmation Order shall be final and non-appealable, (iii) all conditions to the consummation of the Bankruptcy Plan shall have been satisfied in all material respects or waived by the Investor and any other Person that is the beneficiary of any such condition and (iv) all other material orders of the Bankruptcy Court in respect of the Restructuring shall be final and non-appealable. The Restructuring shall have been substantially completed, such that the revised capital structure of the Company on the effective date of the Bankruptcy Case, after giving effect thereto, shall be as set forth in the Capitalization Table.

     (f) Organizational Documents. The Amended and Restated Bylaws and the Amended and Restated Certificate of Incorporation, as provided for in the Bankruptcy Plan, shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective at the time designated as so filed. As of the Closing Date, the Company shall have made available to the Investor a complete and correct copy of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, in each case in full force and effect as of the Closing Date.

     (g) Services Agreement. The Services Agreement shall be in full force and effect and neither the Company nor the Partnership shall be in breach thereof.

     (h) Amended Trademark License Agreement. The Existing Trademark License Agreement shall have been assigned to and assumed by the Partnership, and the Amended Trademark License Agreement shall be in full force and effect and neither the Company nor the Partnership shall be in breach thereof.

     (i) Amended Exchange Rights Agreement. The Amended Exchange Rights Agreement shall be in full force and effect and neither the Company, the Partnership nor any other party thereto (other than the Investor and TCI) shall be in breach thereof.

     (j) Amended Partnership Agreement. The Amended Partnership Agreement shall be in full force and effect and neither the Company, the Partnership nor Merger Sub shall be in breach thereof.

     (k) Right of First Offer Agreement. The Right of First Offer Agreement shall be in full force and effect and neither the Company nor the Partnership shall be in breach thereof.

     (l) Voting Agreement. The Voting Agreement shall be in full force and effect and the Company shall not be in breach thereof.

     (m) Warrant. The Warrant shall be in full force and effect and the Company shall not be in breach thereof.

     (n) Miss Universe Assignment Agreement. The Miss Universe Assignment Agreement shall be in full force and effect and the Partnership shall not be in breach thereof.

     (o) World's Fair Assignment Agreement. The World's Fair Assignment Agreement shall be in full force and effect and TPA shall not be in breach thereof.

     (p) TCI 2 Merger. The TCI 2 Merger shall have been consummated and shall be effective under the applicable laws of the State of Delaware.

     (q) Amended Trademark Security Agreement. The Existing Trademark Security Agreement shall have been assigned to and assumed by the Partnership, and the Amended Trademark Security Agreement shall be in full force and effect.

     (r) Closing Deliveries. The Company shall have delivered, or caused to be delivered, to the Investor all items required pursuant to Section 3.2(a) hereof.

                                  ARTICLE VIII

                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

     (a) upon any termination of the Restructuring Support Agreement;

     (b) by mutual written consent of each of the Company and the Investor;

     (c) by any of the Company or the Investor, if:

          (i) the transactions contemplated hereby shall not have been consummated on or prior to May 1, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to any party hereto whose breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which such party is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date;

          (ii) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Governmental Order or taken any other nonappealable final action, in each case having the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting the Closing and the transactions contemplated by this Agreement (which Governmental Order or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of
     Section 6.2 hereof); or

          (iii) the Bankruptcy Court shall have issued a final order denying confirmation of the Bankruptcy Plan, the Bankruptcy Plan is terminated in accordance with its terms or the Confirmation Order is vacated or reversed by a final order;

     (d) by the Investor, if

          (i) there has been a breach of any representation or warranty of the Company or the Partnership contained in this Agreement (that has not been waived by the Investor in writing), which breach, in the aggregate with all other such breaches, if any, would cause the condition set forth in Section 7.3(a) hereof to become incapable of being fulfilled prior to Closing; or

          (ii) there has been a breach or violation by the Company or the Partnership of any of its covenants or agreements contained in this Agreement (that have not been waived by the Investor in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 7.3(b) hereof to become incapable of being fulfilled prior to Closing;

provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available if the Investor's breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which the Investor is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date; or

     (e) by the Company, if:

          (i) there has been a breach of any representation or warranty of the Investor contained in this Agreement (that has not been waived by the Company in writing), which breach, in the aggregate with all other such breaches, if any, would cause the condition set forth in Section 7.2(a) hereof to become incapable of being fulfilled prior to Closing; or

          (ii) there has been a breach or violation by the Investor of any of his covenants or agreements contained in this Agreement (that have not been waived by the Company in writing), which breach or violation, in the aggregate with all other such breaches or violations, if any, would cause the condition in Section 7.2(b) hereof to become incapable of being fulfilled prior to Closing;

provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available if the Company's or the Partnership's breach or failure to perform any material covenant or material obligation under this Agreement or the other Transaction Documents to which the Company or the Partnership is a party has prevented the consummation of the transactions contemplated hereby and thereby to occur on or before such date.

     Section 8.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any party hereto or their respective officers, directors (or Persons in similar positions), members, employees, stockholders or Affiliates, except that such termination shall not limit any liability for a breach or violation of this Agreement prior to the time of such termination; provided, however, that the provisions of this Section 8.2 and
Section 8.3, Article I (to the extent that any terms defined in Article I are used in the provisions hereof that shall survive the termination of this Agreement, as specifically set forth in this Section 8.2) and Article IX hereof shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.3 Fees and Expenses. At the Closing, the Company shall pay (or, at the option of the Investor, the Investor shall have the right to offset against the Cash Amount an amount equal to) all of the reasonable out-of-pocket expenses (including but not limited to attorneys' fees and expenses) of the Investor and/or the Affiliates of the Investor (other than any Company Entity or the Partnership) arising in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Non-Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties made by the parties hereto contained herein or in any instrument delivered pursuant hereto shall terminate upon Closing.

     Section 9.2 Notices. All demands, notices, requests, consents and communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier service, messenger, facsimile, telecopy, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, and shall be deemed to have been duly given or made (i) upon delivery, if delivered personally or by courier service or messenger, in each case with record of receipt, (ii) upon transmission with confirmed delivery, if sent by facsimile or telecopy, or (iii) four (4) Business Days after being sent by certified or registered mail, postage pre-paid, return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

     (a) If to the Company or the Partnership, to:

               c/o Trump Hotels & Casino Resorts, Inc.
               725 Fifth Avenue, 15th Floor
               New York, NY  10022
               Facsimile:  (212) 688-0397
               Attn:     Scott C. Butera
                         Robert M. Pickus, Esq.

               with copies to:

               Latham & Watkins LLP
               633 West Fifth Street, Suite 4000
               Los Angeles, CA  90071-2007
               Facsimile:  (213) 891-8763
               Attn:     Thomas W. Dobson, Esq.
                         Robert A. Klyman, Esq.

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY  10153
               Facsimile:  (212) 310-8007
               Attn:     Michael F. Walsh, Esq.
                         Eric L. Schondorf, Esq.

               Milbank, Tweed, Hadley & McCloy LLP
               601 South Figueroa Street
               30th Floor
               Los Angeles, CA  90017
               Facsimile:  (213) 629-5063
               Attn:     Paul S. Aronzon, Esq.
                         Thomas R. Kreller, Esq.

     (b) if to the Investor, to:

               Mr. Donald J. Trump
               725 Fifth Avenue, 26th
               Floor New York, NY 10022
               Facsimile: (212) 935-0141

               with a copy to:

               Willkie Farr & Gallagher LLP
               787 Seventh Avenue
               New York, NY 10019-6099
               Facsimile:  (212) 728-8111
               Attn:  Thomas M. Cerabino, Esq.

     Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together be considered one and the same instrument.

     Section 9.4 Headings. The headings of the articles, sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

     Section 9.5 Amendment. This Agreement may be amended only by an instrument in writing duly executed by or on behalf of each of the Company and the Investor.

     Section 9.6 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto to be performed hereunder as of the Closing, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and as set forth in a written instrument signed on behalf of such party.

     Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and such invalid term or provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

     Section 9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement and all documents and instruments referred to herein (including, without limitation, the other Transaction Documents) (a) constitute the entire agreement and supersede all prior agreements and understandings (other than the Restructuring Support Agreement), both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) except as otherwise provided in Section 6.11 hereof, are not intended to confer upon any Person other than the parties hereto (and the holders of the TAC Notes and the TCH Notes (as each such term is defined in the Restructuring Support Agreement)) any rights or remedies hereunder.

     Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law; provided, however, that each of the provisions of this Agreement is subject to and shall be enforced in compliance with the Gaming Laws.

     Section 9.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that the Investor may assign this Agreement and/or any of his rights, interests or obligations hereunder to one or more controlled Affiliates of the Investor (it being understood that no such assignment shall relieve the Investor of his obligations hereunder). Any attempted or purported assignment of this Agreement or of the rights, interests or obligations hereunder of any party hereto other than in accordance with this Section 9.10 shall be void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     Section 9.11 Election of Remedies. Neither the exercise nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit the parties in any manner in the enforcement of any other remedies that may be available to any of them, whether at Law or in equity.

     Section 9.12 Submission to Jurisdiction. Each of the parties hereto (a) consents to commit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of New York; provided, however, that each of the parties hereto hereby (i) consents and commits itself to the personal jurisdiction of the Bankruptcy Court at all times during the pendency of the Bankruptcy Case and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of the Bankruptcy Court by motion or other request for leave therefrom or otherwise.

                  [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have caused this Investment Agreement to be duly executed thereby as of the date first written above.


                                        COMPANY:


                                        TRUMP HOTELS & CASINO RESORTS, INC.

                                        By: /s/ John P. Burke
                                            ------------------------------
                                            Name:  John P. Burke
                                            Title: Executive Vice President and
                                                   Treasurer


                                        PARTNERSHIP:


                                        TRUMP HOTELS & CASINO RESORTS
                                          HOLDINGS, L.P.

                                        By: Trump Hotels & Casino Resorts, Inc.,
                                            its general partner

                                        By: /s/ John P. Burke
                                            ------------------------------
                                            Name:  John P. Burke
                                            Title: Executive Vice President and
                                                   Treasurer


                                        INVESTOR:

                                        /s/ Donald J. Trump
                                        ------------------------------
                                        Name: Donald J. Trump

ACKNOWLEDGED AND AGREED:


Trump Casinos, Inc.

By: /s/ Donald J. Trump
    ------------------------------
    Name:  Donald J. Trump
    Title: President


Trump Casinos II, Inc.

By: /s/ Donald J. Trump
    ------------------------------
    Name:  Donald J. Trump
    Title: President



        [counterpart signature page to Investment Agreement by and among
                   Trump Hotels & Casino Resorts, Inc., Trump
           Hotels & Casino Resorts Holding, L.P. and Donald J. Trump]